UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 11, 2022

Commission File Number:  333-151300

_______________________________

SPIRITS TIME INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

  NEVADA                      20-3455830

(State or other jurisdiction of incorporation or organization) (I.R.S. Employer Identification No.)

1661 Lakeview Circle

Ogden, Utah 84403

(Address of principal executive offices, including zip code)

(801) 399-3632

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 11, 2022, Thomas Garrison was appointed to serve as a member of our Board of Directors to serve until the next annual meeting, his earlier resignation or death. His biography is as follows:

Thomas Garrison, age 65 graduated from the Uniformed Services University of the Health Sciences with his MD degree in 1982 after which he completed a residency in Emergency Medicine.  As a flight surgeon in the USAF he participated in the F-16 medical operations and served as consultant to the USAF Command Surgeon General.

He received residency training in Emergency Medicine and served in this capacity to complete his military service.  Dr. Garrison then practiced Emergency Medicine for another 20 years mostly in Ogden, UT within the Intermountain Health Care (IHC) system.  He served as department chair for 5 years, served on the Executive Committee and was the founding director of the IHC Emergency Medicine Clinical Programs.

Dr. Garrison entered the aesthetics market in 1998 when he founded Laser Aesthetics, LLC which provided laser hair removal services.  He later consulted for Advanced Laser Clinics, LLC and American Laser Centers, LLC.

Dr. Garrison founded Aesthetic Physicians, PC (APPC) in 2008, which is the medical practice of Sono Bello.  Sono Bello offers awake laser assisted body sculpting (primarily liposuction) with some 70 centers nationwide.

As an entrepreneur Dr. Garrison was a founder and initial Board member of Bio-Path Holding, Inc., a biotech company affiliated with the MD Anderson Cancer Center in Houston, TX.  He is a major shareholder in CAPPA which provides dietary and health education services primarily to state departments of health.  Dr. Garrison is an active investor in several other companies, mostly medically related.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

SPIRITS TIME INTERNATIONAL, INC.

By:	/s/ Mark A. Scharmann
Mark A. Scharmann
President
Chief Executive Officer, Director
By: /s/ Mark A. Scharmann
Mark A. Scharmann Chief Financial Officer
Treasurer, Secretary,

Date: October 11, 2022